EXHIBIT 16.1
October 30, 2009
Securities and Exchange Commission
 100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of TNP Strategic Retail Trust, Inc. Form 8-K dated October 30, 2009, and have the following comments:
1.	We agree with the statements made in the paragraph (a).

2.	We have no basis on which to agree or disagree with the statements made in the paragraph (b).
Yours truly,
/s/ DELOITTE & TOUCHE LLP